CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS THIRD QUARTER 2017 RESULTS
Company Achieves Sales and Earnings Growth;
Tightens 2017 Full-Year EPS Outlook Range and Raises Free Cash Flow Outlook
BLOOMFIELD HILLS, Michigan, October 26, 2017 - TriMas (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2017.
Third Quarter 2017 Highlights

•	Increased net sales by 3.5% to $209.3 million

•	Increased operating profit by 58.1% to $28.1 million, while operating profit, excluding Special Items,(1) increased by 2.3% to $28.8 million

•	Increased diluted EPS by 52.6% to $0.29, while diluted EPS, excluding Special Items, increased by 11.4% to $0.39

•	Reduced Total Debt of $336.6 million, less cash and cash equivalents of $24.8 million, by $68.1 million compared to September 30, 2016
Third Quarter 2017
TriMas reported third quarter net sales of $209.3 million, an increase of 3.5% compared to $202.3 million in third quarter 2016. The Company reported operating profit of $28.1 million in third quarter 2017, an increase of 58.1% compared to $17.8 million in third quarter 2016. Excluding Special Items related to business realignment costs primarily associated with previously announced facility exits, third quarter 2017 operating profit would have been $28.8 million, an increase of 2.3% compared to the prior year period.
The Company reported third quarter 2017 net income of $13.1 million, or $0.29 per diluted share, compared to net income of $8.8 million, or $0.19 per diluted share, in third quarter 2016. Excluding Special Items related to debt financing and business realignment costs, third quarter 2017 net income would have been $17.7 million, resulting in diluted earnings per share of $0.39, an increase of 11.4% compared to $0.35 in the prior year period.
"We are pleased with our sales and earnings growth, cash flow conversion and progress on operational improvements in the third quarter and year-to-date," said Thomas Amato, TriMas President and Chief Executive Officer. "Overall, the third quarter came in largely on plan, despite some unanticipated impacts, including the hurricane in the Gulf Coast region. We are focused on execution and continuous improvements, and remain excited about the long-term prospects for TriMas."
"During the third quarter, we also proactively refinanced our debt and extended our maturities at favorable rates, providing enhanced flexibility for TriMas to grow well into the future. We will continue to focus on leveraging the TriMas Business Model to drive performance improvements and position us for long-term growth as we plan for 2018 and beyond. In the meantime, we are working diligently to mitigate near-term matters impacting our businesses, and remain focused on achieving our 2017 operating plan. As such, we are tightening our full year earnings per share outlook to $1.37 to $1.43," Amato concluded.
Financial Position
During the third quarter, the Company issued $300 million of senior unsecured notes at a rate of 4.875% due October 15, 2025. The Company used the proceeds from the offering to fully repay the $250.9 million principal, plus related interest, outstanding on its former senior secured term loan A facility due 2020, repay approximately $41.7 million of outstanding obligations under the Company's accounts receivable facility, and pay fees and expenses related to the debt refinancing. The Company also amended its revolving credit facilities to provide for $300 million of available capacity and extend maturities to September 2022.
TriMas reported Total Debt of $336.6 million as of September 30, 2017, compared to $374.7 million as of December 31, 2016, and $402.4 million as of September 30, 2016, reductions of $38.1 million and $65.8 million, respectively. TriMas ended third quarter 2017 with $320.1 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

The Company reported net cash provided by operations of $23.1 million which resulted in Free Cash Flow(2) of $22.0 million for third quarter 2017, compared to net cash provided by operations of $13.5 million and Free Cash Flow of $11.2 million in third quarter 2016. Free Cash Flow was approximately 121% of net income, and 124% of net income, excluding Special Items, for third quarter 2017. Please see Appendix I for further details.

Third Quarter Segment Results

Packaging (Approximately 42% of TriMas September 30, 2017 LTM sales)
The Packaging segment, which consists primarily of the Rieke® brand, develops and manufactures specialty dispensing and closure applications for the health, beauty and home care, food and beverage, and industrial markets. Net sales for the third quarter decreased 0.9% compared to the year ago period, as an increase in food and beverage product sales was more than offset by lower sales of beauty and home care and industrial products in North America. Although sales decreased, third quarter operating profit and the related margin percentage increased, primarily as a result of lower selling, general and administrative expenses in third quarter 2017.
Aerospace (Approximately 23% of TriMas September 30, 2017 LTM sales)

The Aerospace segment, which is comprised of the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™ and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined products to serve the aerospace market. Net sales for the third quarter increased 2.4% compared to the year ago period, driven primarily by continued improved production throughput and deliveries, and solid order demand. Third quarter operating profit and the related margin percentage increased due to the impact of continued performance improvement actions and lower selling, general and administrative expenses in third quarter 2017, which were partially offset by a less favorable product sales mix. Excluding Special Items, operating profit and the related margin percentage declined slightly, as the positive impact of the performance improvement actions were tempered by the results of the less favorable product sales mix.

Energy (Approximately 20% of TriMas September 30, 2017 LTM sales)

The Energy segment, which consists of the Lamons® brand, designs, manufactures and distributes industrial sealing and fastener products for the petrochemical, petroleum refining, oil field and other industrial markets. Third quarter net sales increased by 5.8% compared to the year ago period, primarily due to higher demand as a result of improved delivery performance and responding to customers' immediate needs following Hurricane Harvey, partially offset by the impact of de-emphasizing less profitable geographic regions. Third quarter operating profit and the related margin percentage increased as a result of improved financial performance given the restructured footprint and fewer costs associated with business realignment in the third quarter of 2017. Excluding Special Items, operating profit margin declined slightly, as the expected performance improvements were tempered by higher production costs and less favorable product sales mix resulting from the impact of the hurricane.

Engineered Components (Approximately 15% of TriMas September 30, 2017 LTM sales)

The Engineered Components segment, which is comprised of the Norris Cylinder™ and Arrow® Engine brands, designs and manufactures highly-engineered steel cylinders, wellhead engines and compression products for use within the industrial, and oil and gas markets. Third quarter net sales increased by 17.0% compared to the year ago period, due to higher sales of small and mid-sized acetylene cylinders, as well as oil field-related products due to increased oil and gas well completions in the U.S. and Canada. Third quarter operating profit increased as a result of the higher sales levels, while the related margin percentage decreased, as the impact of higher sales levels was more than offset by a less favorable product mix and higher steel costs on sales of industrial cylinders.
Outlook
The Company is updating its full-year 2017 outlook provided on February 28, 2017. The Company continues to estimate that 2017 sales will increase 2% to 4% compared to 2016. The Company expects full-year 2017 diluted earnings per share to be between $1.37 to $1.43 per share, excluding any current or future events that may be considered Special Items, as compared to $1.35 to $1.45 per share previously. In addition, the Company is now targeting 2017 Free Cash Flow(2) to be greater than 125% of net income, an increase from the previous guidance of greater than 100% of net income.

Conference Call Information
TriMas will host its third quarter 2017 earnings conference call today, Thursday, October 26, 2017, at 10 a.m. ET. The call-in number is (888) 208-1815. Participants should request to be connected to the TriMas third quarter 2017 earnings conference call (Conference ID #4178159). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #4178159) beginning October 26, 2017 at 3 p.m. ET through November 2, 2017 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; the performance of subcontractors and suppliers; supply constraints; market demand; technology factors; intellectual property factors; litigation; government and regulatory actions; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; information technology factors; the disruption of operations from catastrophic or extraordinary events, including natural disasters; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Current Report on Form 8-K filed on September 11, 2017. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, on an after Special Items basis, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

About TriMas
TriMas is a diversified industrial manufacturer of products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil & gas end markets with approximately 4,000 dedicated employees in 13 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which we report in four segments: Packaging, Aerospace, Engineered Components and Energy. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2017	December 31, 2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$24,760	$20,710
Receivables, net	125,410	111,570
Inventories	160,180	160,460
Prepaid expenses and other current assets	8,800	16,060
Total current assets	319,150	308,800
Property and equipment, net	185,800	179,160
Goodwill	318,730	315,080
Other intangibles, net	199,150	213,920
Other assets	30,500	34,690
Total assets	$1,053,330	$1,051,650
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$13,810
Accounts payable	77,720	72,270
Accrued liabilities	41,600	47,190
Total current liabilities	119,320	133,270
Long-term debt, net	336,560	360,840
Deferred income taxes	5,750	5,910
Other long-term liabilities	44,740	51,910
Total liabilities	506,370	551,930
Total shareholders' equity	546,960	499,720
Total liabilities and shareholders' equity	$1,053,330	$1,051,650

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net sales	$209,330	$202,290	$622,530	$608,490
Cost of sales	(150,500)	(144,240)	(452,530)	(437,440)
Gross profit	58,830	58,050	170,000	171,050
Selling, general and administrative expenses	(30,710)	(40,260)	(99,890)	(118,150)
Operating profit	28,120	17,790	70,110	52,900
Other expense, net:
Interest expense	(3,390)	(3,480)	(10,360)	(10,230)
Debt financing and related expenses	(6,640)	—	(6,640)	—
Other expense, net	(200)	(200)	(780)	(130)
Other expense, net	(10,230)	(3,680)	(17,780)	(10,360)
Income before income tax expense	17,890	14,110	52,330	42,540
Income tax expense	(4,760)	(5,330)	(17,360)	(14,980)
Net income	$13,130	$8,780	$34,970	$27,560
Basic earnings per share:
Net income per share	$0.29	$0.19	$0.77	$0.61
Weighted average common shares—basic	45,721,155	45,435,936	45,669,782	45,381,592
Diluted earnings per share:
Net income per share	$0.29	$0.19	$0.76	$0.60
Weighted average common shares—diluted	46,029,361	45,760,455	45,953,578	45,713,873

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2017	2016
Cash Flows from Operating Activities:
Net income	$34,970	$27,560
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on dispositions of assets	3,210	1,350
Depreciation	18,890	17,710
Amortization of intangible assets	14,920	15,330
Amortization of debt issue costs	1,030	1,000
Deferred income taxes	2,420	360
Non-cash compensation expense	5,090	5,240
Tax effect from stock based compensation	—	(640)
Debt financing and related expenses	6,640	—
Increase in receivables	(12,700)	(9,790)
Increase in inventories	(580)	(4,560)
Decrease in prepaid expenses and other assets	7,110	10,780
Decrease in accounts payable and accrued liabilities	(8,590)	(17,150)
Other operating activities	240	(780)
Net cash provided by operating activities	72,650	46,410
Cash Flows from Investing Activities:
Capital expenditures	(24,120)	(22,390)
Net proceeds from disposition of property and equipment	1,800	120
Net cash used for investing activities	(22,320)	(22,270)
Cash Flows from Financing Activities:
Proceeds from issuance of senior notes	300,000	—
Repayments of borrowings on term loan facilities	(257,940)	(10,380)
Proceeds from borrowings on revolving credit and accounts receivable facilities	353,710	314,860
Repayments of borrowings on revolving credit and accounts receivable facilities	(435,250)	(324,780)
Debt financing fees	(6,070)	—
Shares surrendered upon options and restricted stock vesting to cover taxes	(480)	(1,500)
Other financing activities	(250)	760
Net cash used for financing activities	(46,280)	(21,040)
Cash and Cash Equivalents:
Net increase for the period	4,050	3,100
At beginning of period	20,710	19,450
At end of period	$24,760	$22,550
Supplemental disclosure of cash flow information:
Cash paid for interest	$9,020	$8,870
Cash paid for taxes	$13,140	$9,130

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Packaging
Net sales	$89,560	$90,330	$259,260	$258,550
Operating profit	$23,090	$20,090	$61,480	$59,340
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	1,660	1,670	2,720
Excluding Special Items, operating profit would have been	$23,090	$21,750	$63,150	$62,060

Aerospace
Net sales	$48,550	$47,430	$141,550	$132,020
Operating profit	$7,760	$6,660	$19,690	$13,670
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	1,240	—	2,800
Excluding Special Items, operating profit would have been	$7,760	$7,900	$19,690	$16,470

Energy
Net sales	$40,440	$38,230	$124,860	$122,930
Operating profit (loss)	$1,240	$(1,870)	$(2,550)	$(8,570)
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	470	3,640	10,800	13,230
Excluding Special Items, operating profit would have been	$1,710	$1,770	$8,250	$4,660

Engineered Components
Net sales	$30,780	$26,300	$96,860	$94,990
Operating profit	$3,310	$3,180	$13,000	$12,620
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	230	—	400
Excluding Special Items, operating profit would have been	$3,310	$3,410	$13,000	$13,020

Corporate Expenses
Operating loss	$(7,280)	$(10,270)	$(21,510)	$(24,160)
Special Items to consider in evaluating operating loss:
Business restructuring and severance costs	180	3,560	360	3,560
Excluding Special Items, operating loss would have been	$(7,100)	$(6,710)	(21,150)	(20,600)

Total Company
Net sales	$209,330	$202,290	$622,530	$608,490
Operating profit	$28,120	$17,790	$70,110	$52,900
Total Special Items to consider in evaluating operating profit	650	10,330	12,830	22,710
Excluding Special Items, operating profit would have been	$28,770	$28,120	$82,940	$75,610

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net Income, as reported	$13,130	$8,780	$34,970	$27,560
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	440	10,560	12,550	23,350
Debt financing and related expenses	6,640	—	6,640	—
Income tax effect of Special Items(1)	(2,480)	(3,210)	(4,280)	(6,780)
Excluding Special Items, net income would have been	$17,730	$16,130	$49,880	$44,130

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Diluted earnings per share, as reported	$0.29	$0.19	$0.76	$0.60
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.01	0.23	0.28	0.51
Debt financing and related expenses	0.14	—	0.14	—
Income tax effect of Special Items(1)	(0.05)	(0.07)	(0.09)	(0.15)
Excluding Special Items, diluted EPS would have been	$0.39	$0.35	$1.09	$0.96
Weighted-average shares outstanding	46,029,361	45,760,455	45,953,578	45,713,873
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three and nine month periods ended September 30, 2017 and 2016, the income tax effect of Special Items varied from the tax rate inherent in the Company’s reported GAAP results, primarily as a result of certain of the Special Items in each period being incurred in jurisdictions where no tax benefit could be recorded due to valuation allowance assessments.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2017			2016
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities	$23,060	$6,170	$29,230	$13,470	$7,160	$20,630
Less: Capital expenditures	(7,210)	—	(7,210)	(9,430)	—	(9,430)
Free Cash Flow	15,850	6,170	22,020	4,040	7,160	11,200
Net Income	13,130	4,600	17,730	8,780	7,350	16,130
Free Cash Flow as a percentage of net income	121%		124%	46%		69%

	Nine months ended September 30,
	2017			2016
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities	$72,650	$15,000	$87,650	46,410	$15,520	$61,930
Less: Capital expenditures	(24,120)	—	(24,120)	(22,390)	—	(22,390)
Free Cash Flow	48,530	15,000	63,530	24,020	15,520	39,540
Net Income	34,970	14,910	49,880	27,560	16,570	44,130
Free Cash Flow as a percentage of net income	139%		127%	87%		90%

	September 30, 2017	December 31, 2016	September 30, 2016
Current maturities, long-term debt	$—	$13,810	$13,840
Long-term debt, net	336,560	360,840	388,580
Total Debt	336,560	374,650	402,420
Less: Cash and cash equivalents	24,760	20,710	22,550
Net Debt	$311,800	$353,940	$379,870